Exhibit 10.3

AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT

This Agreement of Conveyance, Transfer and Assignment (the “Agreement”) is made as of March 23, 2022 by and among POINT OF CARE NANO-TECHNOLOGY, INC., a Nevada corporation (“PCNT”), DRG TRANSFER, INC., a Nevada corporation and wholly owned subsidiary of PCNT (“DRG”), and Dr. Raouf Guirguis (“Guirguis”).

WHEREAS, PCNT and the GUIRGUIS entered into an Assignment and Assumption Agreement, dated as of April 15, 2021 (the “Assignment and Assumption Agreement”), whereby PCNT has agreed to sell, assign, transfer, convey and deliver to the Guirguis the Assets and Liabilities (as defined in the Assignment and Assumption Agreement), and Guirguis agreed to purchase, accept and assume the Assets and Liabilities from PCNT; and

WHEREAS, pursuant to the terms of the Assignment and Assumption Agreement, the parties agreed that PCNT would establish a wholly owned subsidiary (the “Subsidiary”), transfer the Assets and Liabilities to the Subsidiary and then transfer the Subsidiary to Guirguis; and

WHEREAS, on August 12, 2021, PCNT incorporated DRG Transfer, Inc., a Nevada corporation, as the Subsidiary; and

WHEREAS, that certain License Agreement dated February 25, 2015 with respect to certain intellectual property relating to diagnosing illness in humans by means of a saliva test owned by Lamina Equities Corporation and licensed to PCNT thereunder (the “License Agreement”), which constitutes one hundred percent of the assets of PCNT within the Assets and Liabilities, is being transferred to the Subsidiary by a separate license assignment agreement of even date herewith; and

WHEREAS, PCNT wishes to assign and transfer to the Subsidiary all of the liabilities subsumed within the Assets and Liabilities (the “Assumed Liabilities”), being those liabilities specified on Schedule A hereto; and

WHEREAS, PCNT desires to convey, transfer and assign to Guirguis, and Guirguis desires to acquire from PCNT, all of the issued and outstanding capital stock in the Subsidiary, and, in connection therewith, Guirguis has agreed to accept and assume all of the Assumed Liabilities.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

Section 1. Assignment of Assumed Liabilities. Subject to the terms and conditions of this Agreement, effective on the date hereof, PCNT hereby transfers and assigns to DRG all duties and obligations of PCNT under the Assumed Liabilities, and DRG agrees to assume such duties and obligations thereunder and be bound to the terms of the Assumed Liabilities.

Section 2. Assignment .of Subsidiaries. Assets and Business.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, PCNT does hereby assign, grant, bargain, sell, convey, transfer and deliver to Guirguis all of PCNT’s capital stock, being all of the outstanding capital stock, in the Subsidiary.

Section 3. Assumption.

3.1 Assumed Liabilities. As of the date hereof, Guirguis hereby assumes and agrees to pay, perform and discharge, fully and completely, all liabilities, commitments, contracts, agreements, obligations or other claims against PCNT, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise associated with the business of PCNT and the Assumed Liabilities prior to April 15, 2021, and the Subsidiary.

3.2 Indemnity. Guirgiuis shall indemnify and hold harmless PCNT for any loss, liability, claim, damage, or expense arising from or in connection with any claim relating to or arising out of any of the Assumed Liabilities.

3.4. Payment of Consideration. Guirguis shall deliver the Assignee Shares (as defined in the Assignment and Assumption Agreement) and any ancillary documents thereto as may be requested by PCNT.

Section 4. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Transfer and Assumption Agreement.

Section 5. Governing Law and Venue. This Agreement shall be ·constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State. The parties agree that the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Agreement shall be the state or federal courts in Clark County, Nevada. The parties hereby consent to the personal jurisdiction of any court of competent subject matter jurisdiction sitting.in Clark County, Nevada.

Section 6. Waiver of Right to Trial by Jury. Each of the parties hereto hereby waives any right to trial by jury of any claim, demand, action or cause of action (a) arising under this agreement or any other instrument, document or agreement executed or delivered to connection herewith or therewith, or (b) in any way connected with or .related or incidental to the dealings of the parties hereto or any of them in respect to this agreement. Each of the parties hereto represents that it has reviewed this waiver and has knowingly and voluntarily waived its jury trail rights following consultation with legal counsel. Each of the parties hereto agrees that the other may file a copy of this agreement with any court as written evidence of-the consent of the parties hereto to the waiver of their right to trial by jury.

Section 7. Understanding of Agreement. The parties each acknowledge that they have fully read the contents of this Agreement and that they have had the opportunity to obtain the advice of counsel of their choice, and that they have full; complete and total comprehension of the provisions hereof and are in full agreement with each and every one of the terms, conditions and provisions of this. Agreement. As such, the parties agree to waive any and all rights to apply an interpretation of any and all terms, conditions or provisions hereof, including the rule of construction that such ambiguities are to be resolved against the drafter of this Agreement. For the purpose of this instrument, the parties agree that ambiguities, if any, are to be resolved• in the same manner as would have been the case had this instrument been jointly conceived and drafted.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

PCNT:
POINT OF CARE NANO-TECHNOLOGY, INC.

By:	/s/Nicholas DeVito
Name:	Nicholas DeVito
Title:	Chief Executive Officer

DRG:
DRG TRANSFER, INC.

By:	/s/Nicholas DeVito
Name:	Nicholas DeVito
Title:	Chief Executive Officer

GUIRGUIS:

By:	/s/Dr. Raouf Guirguis
Name:	Dr. Raouf Guirguis

SCHEDULE A

The Assumed Liabilities

●	100% of all liabilities including Accounts Payable, Debt of any kind, Judgments against Point of Care Nano-Technology, Inc. (PCNT) of any kind as of April 15, 2021; and

●	100% of any and all legal actions taken against PCNT with claims prior to April 15, 2021